Press Release

Exhibit 99.1
Company Contact:

Patrick S. Barrett
Chief Financial Officer
OceanFirst Financial Corp.
Tel: (732) 240-4500, ext. 7507
Email: pbarrett@oceanfirst.com

FOR IMMEDIATE RELEASE

OCEANFIRST FINANCIAL CORP.
ANNOUNCES RECORD QUARTERLY AND ANNUAL
EARNINGS AND FINANCIAL RESULTS

    RED BANK, NEW JERSEY, January 19, 2023 - OceanFirst Financial Corp. (NASDAQ:“OCFC”) (the “Company”), the holding company for OceanFirst Bank N.A. (the “Bank”), announced net income available to common stockholders of $52.3 million, or $0.89 per diluted share, for the quarter ended December 31, 2022, as compared to $37.6 million, or $0.64 per diluted share, for the prior linked quarter, and $21.7 million, or $0.37 per diluted share, for the corresponding prior year period. For the year ended December 31, 2022, the Company reported net income available to common stockholders of $142.6 million, or $2.42 per diluted share, as compared to $106.1 million, or $1.78 per diluted share, for the prior year. Selected performance metrics are as follows (refer to “Selected Quarterly Financial Data” for additional information):

	For the Three Months Ended,			For the Year Ended,
Performance Ratios (Quarterly Ratios Annualized):	December 31,	September 30,	December 31,	December 31,	December 31,
	2022	2022	2021	2022	2021
Return on average assets	1.62%	1.19%	0.72%	1.15%	0.91%
Return on average stockholders’ equity	13.25	9.68	5.65	9.24	7.02
Return on average tangible stockholders’ equity (a)	19.85	14.62	8.59	13.96	10.73
Return on average tangible common equity (a)	20.97	15.47	9.09	14.76	11.37
Efficiency ratio	44.56	53.10	72.04	53.80	63.50
Net interest margin	3.64	3.36	2.99	3.37	2.93
(a) Return on average tangible stockholders’ equity and return on average tangible common equity (“ROTCE”), which are non-GAAP (“generally accepted accounting principles”) financial measures, exclude the impact of intangible assets and goodwill from both assets and stockholders’ equity. ROTCE also excludes preferred stock from stockholders’ equity. Refer to “Explanation of Non-GAAP Financial Measures” and the “Non-GAAP Reconciliation” tables for additional information regarding non-GAAP financial measures.

Core earnings1 for the quarter and year ended December 31, 2022 amounted to $39.5 million and $138.0 million, respectively, or $0.67 and $2.34 per diluted share, an increase from core earnings of $28.5 million and $111.2 million, or $0.48 and $1.86 per diluted share, for the corresponding prior year periods. Non-core operations, net of tax, had a favorable impact of $12.7 million and $4.6 million for the quarter and year ended December 31, 2022, respectively. Non-core operations, net of tax, had an adverse impact of $6.8 million and $5.1 million for the quarter and year ended December 31, 2021, respectively.
Core earnings for the quarter ended December 31, 2022 increased $4.5 million from $35.0 million, or $0.60 per diluted share, for the prior linked quarter. Non-core operations, net of tax, had a favorable impact of $2.6 million for the prior linked quarter.
Core earnings PTPP for the quarter and year ended December 31, 2022 were $56.5 million and $190.7 million, respectively, or $0.96 and $3.24 per diluted share, as compared to $33.1 million and $133.1 million, or $0.56 and $2.23 per diluted share for the corresponding prior year periods. Selected performance metrics are as follows:

	For the Three Months Ended,			For the Year Ended,
	December 31,	September 30,	December 31,	December 31,	December 31,
Core Ratios[1] (Quarterly Ratios Annualized):	2022	2022	2021	2022	2021
Return on average assets	1.22%	1.11%	0.95%	1.11%	0.95%
Return on average tangible stockholders’ equity	15.01	13.62	11.30	13.50	11.25
Return on average tangible common equity	15.86	14.40	11.96	14.28	11.92
Efficiency ratio	50.78	54.80	62.57	54.21	60.84
Core diluted earnings per share	$0.67	$0.60	$0.48	$2.34	$1.86
Core PTPP diluted earnings per share	0.96	0.81	0.56	3.24	2.23

1 Core earnings and core earnings before income taxes and credit loss provision (“PTPP or Pre-Tax-Pre-Provision”), and ratios derived therefrom, are non-GAAP financial measures. For the periods presented, core earnings exclude merger related expenses, net branch consolidation (benefit) expense, net loss (gain) on equity investments, and the income tax effect of these items, (collectively referred to as “non-core” operations). PTPP excludes the aforementioned pre-tax “non-core” items along with income tax expense (benefit) and credit loss provision (benefit). Refer to “Explanation of Non-GAAP Financial Measures” and the “Non-GAAP Reconciliation” tables for additional information regarding non-GAAP financial measures.

Key developments for the recent quarter are described below:
•Net Interest Income and Margin Expansion: Net interest income increased by $10.5 million to $106.5 million, from $96.0 million in the prior linked quarter. Net interest margin increased to 3.64%, from 3.36% in the prior linked quarter, largely driven by the impact of the rising rate environment on interest earning assets and loan growth, partly offset by an increased cost of funds.
•Loan Growth: Loan growth for the quarter was $199.3 million, reflecting loan originations of $684.1 million, while loan growth for the year was $1.30 billion, reflecting record loan originations of $3.09 billion for the year ended December 31, 2022.
•Stockholders’ Equity per Common Share Growth: Stockholders’ equity per common share increased to $26.81, from $26.04 in the prior linked quarter. Tangible common equity per common share increased to $17.08, from $16.30 in the prior linked quarter, reflecting capital accretion from earnings growth and stable other comprehensive income.
Chairman and Chief Executive Officer, Christopher D. Maher, commented on the Company’s results, “We are pleased to report exceptional financial performance for the fourth quarter and for the year driven by record net income and net interest income, net interest margin expansion, and continued loan growth. Throughout the challenging economic environment in 2022, OceanFirst has produced some of the strongest results in the history of our Company.” Mr. Maher added, “I am very proud of the entire team who worked tirelessly to serve our customers, to drive these results, and position OceanFirst to continue to deliver for our stockholders in 2023.”
As previously announced, in November 2022, the Company made an additional minority, non-controlling equity investment in Auxilior Capital Partners, Inc. (“Auxilior”), of $2.8 million as part of a new round of financing by the Company and other investors, in addition to the original $10.0 million investment the Company made in 2021. The new round of financing resulted in an unrealized gain of $17.5 million on the prior investments, which is included in other income for the quarter and year ended December 31, 2022.
The Company’s Board of Directors declared its 104th consecutive quarterly cash dividend on common stock. The quarterly cash dividend on common stock of $0.20 per share will be paid on February 17, 2023 to common stockholders of record on February 6, 2023. The Board declared a quarterly cash dividend on preferred stock of $0.4375 per depositary share, representing 1/40th interest in the Series A Preferred Stock. This dividend will be paid on February 15, 2023 to preferred stockholders of record on January 31, 2023.
Results of Operations
On April 1, 2022, the Company completed its acquisition of a majority interest in Trident Abstract Title Agency, LLC (“Trident”) and its results of operations are included in the consolidated results for the quarter and year ended December 31, 2022, but do not impact the results of operations for the period from January 1, 2021 to March 31, 2022. Refer to “Supplemental Information on Trident” for the impact of Trident on the Company’s consolidated results.
Net Interest Income and Margin
Net interest income for the quarter and year ended December 31, 2022 increased to $106.5 million and $377.5 million, respectively, as compared to $80.6 million and $305.3 million for the corresponding prior year periods, reflecting an increase in average interest-earning assets and net interest margin.
Net interest margin for the quarter and year ended December 31, 2022 increased to 3.64% and 3.37%, respectively, from 2.99% and 2.93% for the same prior year periods. Excluding the impact of purchase accounting accretion and prepayment fees of 0.10% and 0.18% for the quarter ended December 31, 2022 and 2021, respectively, net interest margin increased to 3.54% from 2.81%.

Excluding the impact of purchase accounting accretion and prepayment fees of 0.11% and 0.17% for the year ended December 31, 2022 and 2021, respectively, net interest margin increased to 3.26% from 2.76%. Net interest margin for both the quarter and year ended December 31, 2022 were enhanced by the impact of the rising rate environment on interest earning assets and the redeployment of excess cash into loans, partly offset by an increased cost of funds and the growth of interest-bearing liabilities.
Average interest-earning assets increased by $899.7 million and $779.9 million for the quarter and year ended December 31, 2022, respectively, as compared to the corresponding prior year periods, primarily due to loan growth and, to a lesser extent securities growth, funded by the redeployment of excess cash and increased Federal Home Loan Bank (“FHLB”) advances. Average loans receivable, net of allowance for loan credit losses, increased by $1.47 billion and $1.40 billion, primarily in commercial loans, for the quarter and year ended December 31, 2022, respectively, as compared to the same prior year periods.
For the quarter and year ended December 31, 2022, the cost of average interest-bearing liabilities increased to 1.09% and 0.65%, respectively, from 0.40% and 0.49% for the corresponding prior year periods, as a result of higher costs associated with FHLB advances and interest-bearing deposits, including time deposits issued in an elevated rate environment in 2022. The total cost of deposits (including non-interest bearing deposits) was 0.53% and 0.31% for the quarter and year ended December 31, 2022, respectively, as compared to 0.20% and 0.26% for the same prior year periods. While costs of deposits have increased, deposit betas remain under 10% and are a fraction of the Company’s historical experience in the last rising interest rate cycle.
Net interest income for the quarter ended December 31, 2022 increased by $10.5 million, as compared to the prior linked quarter, reflecting an increase in net interest margin to 3.64%, as compared to 3.36% for the prior linked quarter. Excluding the impact of purchase accounting accretion and prepayment fees of 0.10% and 0.08% for the quarter ended December 31, 2022 and September 30, 2022, respectively, net interest margin increased to 3.54% from 3.28%. The expansion in net interest margin was primarily attributable to the impact of the rising rate environment on interest earning assets, loan growth and, to a lesser extent, loan payoffs impacting interest income. This was partly offset by an increased cost of funds and the expansion in FHLB advances to fund loan growth. Average interest-earning assets increased by $279.1 million for the quarter ended December 31, 2022, as compared to the prior linked quarter, primarily due to loan growth. The yield on average interest-earning assets increased to 4.46% for the quarter ended December 31, 2022, from 3.88% in the prior linked quarter, primarily due to the impact of the rising rate environment on interest earning assets. The total cost of average interest-bearing liabilities increased to 1.09% for the quarter ended December 31, 2022, as compared to 0.69% in the prior linked quarter, primarily due to higher costs associated with interest-bearing deposits and higher costs and balances of FHLB advances.
Credit Loss Expense (Benefit)
Credit loss expense for the quarter and year ended December 31, 2022, was $3.6 million and $7.8 million, respectively, as compared to credit loss benefit of $1.6 million and $11.8 million for the corresponding prior year periods, and a credit loss expense of $1.0 million in the prior linked quarter. The credit loss expense for the quarter and year ended December 31, 2022 was primarily influenced by loan growth, slowing prepayment assumptions, and increasingly uncertain macro-economic forecasts due to persistent inflation, interest rate increases, and global economic headwinds, partly offset by positive trends in the Company’s criticized and classified assets. The Company’s credit loss expense for the quarter ended December 31, 2022 increased from the prior linked quarter due to the heightened levels of uncertainty in macro-environment projections, despite the strength in the Company’s borrower performance and overall asset quality.
Net loan recoveries were $5,000 and $340,000 for the quarter and year ended December 31, 2022, respectively. Net loan recoveries were $19,000 and $461,000 for the quarter and year ended December 31, 2021, respectively. Net loan recoveries were $252,000 in the prior linked quarter. Refer to “Asset Quality” section for further discussion.

Non-interest Income
    For the quarter and year ended December 31, 2022, other income increased to $27.6 million and $59.1 million, respectively, as compared to $9.4 million and $51.9 million for the corresponding prior year periods.
Other income for the quarter and year ended December 31, 2022 was impacted by non-core operations of $17.2 million and $9.7 million, respectively, related to net gains on equity investments, which included a $17.5 million unrealized gain on the Auxilior investment. The year ended December 31, 2022 included $8.9 million of net unrealized losses, mostly on preferred stock equity investments, primarily due to the impact of the rising interest rate environment. The preferred stock equity investments carried a weighted average yield of 5.1% and an amortized cost of $73.0 million at December 31, 2022. Other income for the quarter and year ended December 31, 2021 included net losses on equity investments of $1.3 million and net gains on equity investments of $7.1 million, respectively, which are considered non-core operations.
Excluding non-core operations noted above, other income decreased $298,000 for the quarter ended December 31, 2022, as compared to the corresponding prior year period. This decrease was primarily due to decreases in bankcard services of $1.9 million, primarily as a result of the Durbin amendment, which became effective for the Company on July 1, 2022, and commercial loan swap income of $804,000. These decreases were partly offset by the acquisition of a majority interest in Trident, which added $2.6 million primarily due to title-related fees and service charges.
Excluding non-core operations noted above, other income increased by $4.6 million for the year ended December 31, 2022, as compared to the prior year. The increase was primarily due to the impact of Trident, which added $10.4 million, mostly due to title-related fees and services charges, and an increase in commercial loan swap income of $3.0 million. These increases were partly offset by decreases in bankcard services of $4.1 million, primarily as a result of the Durbin amendment, net gain on sale of loans of $2.8 million, fees and service charges (excluding Trident) of $814,000, and Paycheck Protection Program loan origination referral fees of $800,000 recognized in the prior year.
    Excluding non-core operations of $3.4 million related to net gain on equity investments in the prior linked quarter, other income for the quarter ended December 31, 2022 decreased by $1.4 million, primarily due to a decrease in commercial loan swap income of $952,000.
Non-interest Expense
Operating expenses decreased to $59.7 million and increased to $234.9 million for the quarter and year ended December 31, 2022, respectively, as compared to $64.8 million and $226.9 million, for the same prior year periods. Operating expenses for the quarter and year ended December 31, 2022 were adversely impacted by $387,000 and $3.4 million of non-core operations, respectively. Operating expenses for the quarter and year ended December 31, 2021 were adversely impacted by non-core operations of $7.7 million and $13.8 million, respectively.
Excluding non-core operations, operating expenses increased by $2.2 million for the quarter ended December 31, 2022, as compared to the corresponding prior year period. This increase was partly due to the acquisition of a majority interest in Trident, which added $2.5 million of expenses for the quarter ended December 31, 2022. Other increases, excluding Trident, included professional fees of $2.0 million and compensation and benefits of $1.3 million, partly offset by a decrease in data processing expense of $3.2 million.
Excluding non-core operations, operating expenses increased by $18.4 million for the year ended December 31, 2022, as compared to the prior year. This increase was partly due to the impact of Trident, which added $8.5 million of expenses. Other increases, excluding Trident, included compensation and benefits expense of $6.6 million, primarily related to higher compensation and incentive costs, professional fees of $1.9 million, data processing expense of $1.5 million, and federal deposit insurance and regulatory assessments of $1.2 million, partly offset by a decrease in amortization of core deposit intangible of $734,000.

Excluding non-core operations of $48,000, which favorably impacted operating expenses in the prior linked quarter, operating expenses for the quarter ended December 31, 2022 increased by $296,000 primarily due to an increase in professional fees of $2.2 million, partly offset by a decrease in data processing expense of $1.9 million.
Income Tax Expense
    The provision for income taxes was $17.4 million and $46.6 million for the quarter and year ended December 31, 2022, respectively, as compared to $4.1 million and $32.2 million, for the same prior year periods, and $12.3 million for the prior linked quarter. The effective tax rate was 24.6% and 24.0% for the quarter and year ended December 31, 2022, respectively, as compared to 15.3% and 22.6% for the same prior year periods, and 24.1% for the prior linked quarter. The lower effective tax rate for the quarter ended December 31, 2021, as compared to the current year periods and prior linked quarter, was primarily due to allocation of taxable income to jurisdictions other than New Jersey, which was tied to our commercial banking strategy, and other tax optimization efforts.
Financial Condition
    Total assets increased by $1.36 billion to $13.10 billion at December 31, 2022, from $11.74 billion at December 31, 2021. Total loans increased by $1.30 billion to $9.92 billion at December 31, 2022, from $8.62 billion at December 31, 2021, due to strong loan originations and to a lesser extent, residential loan pool purchases. Total debt securities decreased by $28.7 million at December 31, 2022, as compared to December 31, 2021, primarily due to principal repayments and maturities, and to a lesser extent, an increase in unrealized losses driven by the rising rate environment. This was partly offset by purchases in the second half of the year, which included approximately $227 million of fixed rate bonds at amortized cost, with a weighted average life of 8.5 years and a weighted average yield of 5.1%, to provide stability to the Company’s net interest income position. Other assets increased by $74.1 million to $221.1 million at December 31, 2022 from $147.0 million at December 31, 2021, primarily due to an increase in market values associated with customer interest rate swap programs.

    Total liabilities increased by $1.30 billion to $11.52 billion at December 31, 2022, from $10.22 billion at December 31, 2021. FHLB advances increased to $1.21 billion at December 31, 2022 from $0 at December 31, 2021 to fund liquidity needs, as deposits decreased by $57.6 million during this period from $9.73 billion to $9.68 billion. Total deposits, excluding time deposits, decreased by $824.6 million to $8.13 billion at December 31, 2022, from $8.96 billion at December 31, 2021, due to the net runoff of non-interest-bearing and interest-bearing checking balances. Time deposits increased to $1.54 billion, or 15.9% of total deposits, at December 31, 2022, from $775.0 million, or 8.0% of total deposits, at December 31, 2021, primarily due to an increase in brokered time deposits. The loans-to-deposit ratio at December 31, 2022 was 102.5%, as compared to 88.6% at December 31, 2021. Other borrowings also decreased by $33.7 million to $195.4 million at December 31, 2022, from $229.1 million at December 31, 2021, primarily due to the extinguishment of $35.0 million of subordinated debt in March 2022.
Other liabilities increased by $224.1 million to $346.2 million at December 31, 2022, from $122.0 million at December 31, 2021, primarily due to an increase in the market values associated with customer interest rate swap programs and related collateral received from counterparties.
    Stockholders’ equity increased to $1.59 billion at December 31, 2022, as compared to $1.52 billion at December 31, 2021. Accumulated other comprehensive loss increased by $33.2 million to $36.0 million at December 31, 2022 from $2.8 million at December 31, 2021, primarily due to unrealized losses on debt securities available-for-sale, which were adversely impacted by the rising interest rate environment. For the year ended December 31, 2022, the Company repurchased 373,223 shares totaling $7.4 million under its stock repurchase program at a weighted average cost of $19.82. There were 2,934,438 shares available for repurchase at December 31, 2022 under the existing repurchase program. Stockholders’ equity per common share increased to $26.81 at December 31,

2022, as compared to $25.63 at December 31, 2021. Tangible common equity per common share2 increased to $17.08 at December 31, 2022, as compared to $15.93 at December 31, 2021.
Asset Quality
    The Company’s non-performing loans decreased to $23.3 million at December 31, 2022, as compared to $25.5 million at December 31, 2021. The Company’s non-performing loans, excluding $3.9 million and $6.5 million of non-performing purchased with credit deterioration (“PCD”) loans from prior bank acquisitions at December 31, 2022 and 2021, respectively, increased to $19.3 million at December 31, 2022, as compared to $18.9 million at December 31, 2021. The allowance for loan credit losses as a percentage of total non-performing loans was 244.25% at December 31, 2022, as compared to 191.61% at December 31, 2021. The allowance for loan credit losses as a percentage of total non-performing loans, excluding PCD loans, was 294.10% at December 31, 2022, as compared to 257.81% at December 31, 2021. The level of 30 to 89 days delinquent loans improved to $14.1 million at December 31, 2022, from $14.5 million at December 31, 2021. The level of 30 to 89 days delinquent loans, excluding non-performing and PCD loans, improved to $10.5 million at December 31, 2022, from $13.5 million at December 31, 2021.
The Company’s allowance for loan credit losses was 0.57% of total loans at both December 31, 2022 and 2021. The allowance for loan credit losses plus the unamortized credit and PCD marks amounted to $68.2 million, or 0.69% of total loans, at December 31, 2022, as compared to $67.8 million, or 0.79% of total loans at December 31, 2021.
2 Tangible common equity per common share, a non-GAAP financial measure, excludes the impact of intangible assets, goodwill, and preferred equity from stockholders’ equity. Refer to “Explanation of Non-GAAP Financial Measures” and the “Non-GAAP Reconciliation” tables for additional information regarding non-GAAP financial measures.

Explanation of Non-GAAP Financial Measures
    Reported amounts are presented in accordance with GAAP. The Company’s management believes that the supplemental non-GAAP information, which consists of reported net income excluding non-core operations and in some instances excluding income taxes and credit loss provision, and reporting equity and asset amounts excluding intangible assets, goodwill or preferred stock, which can vary from period to period, provides a better comparison of period-to-period operating performance. In addition, a non-GAAP table has been presented excluding the results associated with the acquisition of a majority interest in Trident for better comparison period over period. Additionally, the Company believes this information is utilized by regulators and market analysts to evaluate a company’s financial condition and, therefore, such information is useful to investors. These disclosures should not be viewed as a substitute for financial results in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies. Refer to the Non-GAAP Reconciliation table at the end of this document for details on the earnings impact of these items.
Annual Meeting
The Company also announced today that its Annual Meeting of Stockholders will be held on Tuesday, May 23, 2023 at 8:00 a.m. Eastern Time. The record date for stockholders to vote at the Annual Meeting is Tuesday, April 4, 2023. Additional information regarding virtual access to the meeting will be distributed prior to the meeting.

Conference Call
    As previously announced, the Company will host an earnings conference call on Friday, January 20, 2023 at 11:00 a.m. Eastern Time. The direct dial number for the call is 1-844-200-6205, toll free, using the access code 433036. For those unable to participate in the conference call, a replay will be available. To access the replay, dial 1-866-813-9403, access code 427414, from one hour after the end of the call until April 20, 2023. The conference call, as well as the replay, are also available (listen-only) by internet webcast at www.oceanfirst.com - in the Investor Relations section.
* * *
    OceanFirst Financial Corp.’s subsidiary, OceanFirst Bank N.A., founded in 1902, is a $13.1 billion regional bank providing financial services throughout New Jersey and in the major metropolitan markets of Philadelphia, New York, Baltimore, and Boston. OceanFirst Bank delivers commercial and residential financing, treasury management, trust and asset management, and deposit services and is one of the largest and oldest community-based financial institutions headquartered in New Jersey. To learn more about OceanFirst, go to www.oceanfirst.com.

Forward-Looking Statements

In addition to historical information, this news release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “will,” “should,” “may,” “view,” “opportunity,” “potential,” or similar expressions or expressions of confidence. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to: implications arising from the termination of the proposed merger with Partners Bancorp, including reputational risks and potential adverse effects on the ability to attract other merger partners; the impact of the COVID-19 pandemic or any other pandemic on our operations and financial results and those of our customers, changes in interest rates, inflation, general economic conditions, potential recessionary conditions, levels of unemployment in the Bank’s lending area, real estate market values in the Bank’s lending area, future natural disasters, potential increases to flood insurance premiums, the current or anticipated impact of military conflict, terrorism or other geopolitical events, the level of prepayments on loans and mortgage-backed securities, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, changes in consumer spending, borrowing and savings habits, changes in accounting principles, a failure in or breach of the Company’s operational or security systems or infrastructure, including cyberattacks, the failure to maintain current technologies, failure to retain or attract employees and the Bank’s ability to successfully integrate acquired operations. These risks and uncertainties are further discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, under Item 1A - Risk Factors and elsewhere, and subsequent securities filings and should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

OceanFirst Financial Corp.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(dollars in thousands)

	December 31, 2022	September 30, 2022	December 31, 2021
	(Unaudited)	(Unaudited)
Assets
Cash and due from banks	$167,946	$170,668	$204,949
Debt securities available-for-sale, at estimated fair value	457,648	470,300	568,255
Debt securities held-to-maturity, net of allowance for securities credit losses of $1,128 at December 31, 2022, $1,234 at September 30, 2022, and $1,467 at December 31, 2021 (estimated fair value of $1,110,041 at December 31, 2022, $905,426 at September 30, 2022, and $1,152,744 at December 31, 2021)	1,221,138	1,027,712	1,139,193
Equity investments	102,037	81,722	101,155
Restricted equity investments, at cost	109,278	77,556	53,195
Loans receivable, net of allowance for loan credit losses of $56,824 at December 31, 2022, $53,521 at September 30, 2022, and $48,850 at December 31, 2021	9,868,718	9,672,488	8,583,352
Loans held-for-sale	690	3,549	—
Interest and dividends receivable	44,704	38,388	32,606
Other real estate owned	—	—	106
Premises and equipment, net	126,705	127,868	125,828
Bank owned life insurance	261,603	261,118	259,207
Assets held for sale	2,719	3,216	6,229
Goodwill	506,146	506,146	500,319
Core deposit intangible	13,497	14,656	18,215
Other assets	221,067	228,066	147,007
Total assets	$13,103,896	$12,683,453	$11,739,616
Liabilities and Stockholders’ Equity
Deposits	$9,675,206	$9,959,469	$9,732,816
Federal Home Loan Bank advances	1,211,166	514,200	—
Securities sold under agreements to repurchase with customers	69,097	96,289	118,769
Other borrowings	195,403	194,914	229,141
Advances by borrowers for taxes and insurance	21,405	25,457	20,305
Other liabilities	346,155	352,908	122,032
Total liabilities	11,518,432	11,143,237	10,223,063
Stockholders’ equity:
OceanFirst Financial Corp. stockholders’ equity	1,584,662	1,539,253	1,516,553
Non-controlling interest	802	963	—
Total stockholders’ equity	1,585,464	1,540,216	1,516,553
Total liabilities and stockholders’ equity	$13,103,896	$12,683,453	$11,739,616

OceanFirst Financial Corp.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)

	For the Three Months Ended			For the Year Ended
	December 31,	September 30,	December 31,	December 31,
	2022	2022	2021	2022	2021
	|--------------------- (Unaudited) ---------------------|			(Unaudited)
Interest income:
Loans	$117,046	$100,141	$81,392	$390,386	$315,237
Debt securities	10,951	8,479	5,654	34,407	22,033
Equity investments and other	2,280	1,879	1,411	6,382	4,822
Total interest income	130,277	110,499	88,457	431,175	342,092
Interest expense:
Deposits	13,425	9,238	5,010	31,021	25,210
Borrowed funds	10,364	5,296	2,861	22,677	11,544
Total interest expense	23,789	14,534	7,871	53,698	36,754
Net interest income	106,488	95,965	80,586	377,477	305,338
Credit loss expense (benefit)	3,647	1,016	(1,573)	7,768	(11,832)
Net interest income after credit loss expense (benefit)	102,841	94,949	82,159	369,709	317,170
Other income:
Bankcard services revenue	1,437	1,509	3,308	9,219	13,360
Trust and asset management revenue	551	568	562	2,386	2,336
Fees and service charges	5,776	6,320	3,314	22,802	13,833
Net gain on sales of loans	10	168	6	358	3,186
Net gain (loss) on equity investments	17,187	3,362	(1,252)	9,685	7,145
Net (loss) gain from other real estate operations	—	—	(3)	48	(15)
Income from bank owned life insurance	1,697	1,356	2,061	6,578	6,832
Commercial loan swap income	519	1,471	1,323	7,065	4,095
Other	374	396	91	953	1,159
Total other income	27,551	15,150	9,410	59,094	51,931
Operating expenses:
Compensation and employee benefits	33,943	34,124	31,006	131,915	120,014
Occupancy	5,027	5,288	5,101	20,817	20,481
Equipment	1,131	1,150	1,435	4,987	5,443
Marketing	705	655	614	2,947	2,169
Federal deposit insurance and regulatory assessments	1,924	1,757	1,733	7,359	6,155
Data processing	4,629	6,560	7,774	23,095	21,570
Check card processing	1,243	1,231	1,170	4,971	5,182
Professional fees	4,697	2,502	2,726	12,993	11,043
Amortization of core deposit intangible	1,159	1,171	1,343	4,718	5,453
Branch consolidation expense (benefit), net	111	(346)	7,286	713	12,337
Merger related expenses	276	298	451	2,735	1,503
Other operating expense	4,883	4,607	4,195	17,631	15,510
Total operating expenses	59,728	58,997	64,834	234,881	226,860
Income before provision for income taxes	70,664	51,102	26,735	193,922	142,241
Provision for income taxes	17,353	12,298	4,078	46,565	32,165
Net income	53,311	38,804	22,657	147,357	110,076
Net income attributable to non-controlling interest	39	193	—	754	—
Net income attributable to OceanFirst Financial Corp.	53,272	38,611	22,657	146,603	110,076
Dividends on preferred shares	1,004	1,004	1,004	4,016	4,016
Net income available to common stockholders	$52,268	$37,607	$21,653	$142,587	$106,060
Basic earnings per share	$0.89	$0.64	$0.37	$2.43	$1.79
Diluted earnings per share	$0.89	$0.64	$0.37	$2.42	$1.78
Average basic shares outstanding	58,584	58,681	58,801	58,730	59,406
Average diluted shares outstanding	58,751	58,801	59,044	58,878	59,649

OceanFirst Financial Corp.
SELECTED LOAN AND DEPOSIT DATA
(dollars in thousands)

LOANS RECEIVABLE		At
		December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
Commercial:
Commercial real estate - investor		$5,171,952	$5,007,637	$4,808,965	$4,607,880	$4,378,061
Commercial real estate - owner-occupied		997,367	983,784	1,020,873	1,057,246	1,055,065
Commercial and industrial		622,372	652,620	584,464	502,739	449,224
Total commercial		6,791,691	6,644,041	6,414,302	6,167,865	5,882,350
Consumer:
Residential real estate		2,861,991	2,813,209	2,758,269	2,687,927	2,479,701
Home equity loans and lines and other consumer (“other consumer”)		264,372	261,510	252,314	253,184	260,819
Total consumer		3,126,363	3,074,719	3,010,583	2,941,111	2,740,520
Total loans		9,918,054	9,718,760	9,424,885	9,108,976	8,622,870
Deferred origination costs (fees), net		7,488	7,249	7,864	7,301	9,332
Allowance for loan credit losses		(56,824)	(53,521)	(52,061)	(50,598)	(48,850)
Loans receivable, net		$9,868,718	$9,672,488	$9,380,688	$9,065,679	$8,583,352
Mortgage loans serviced for others		$51,736	$53,869	$56,045	$58,089	$60,447
	At December 31, 2022 Average Yield
Loan pipeline (1):
Commercial	6.53%	$114,232	$339,487	$273,843	$385,986	$539,426
Residential real estate	6.10	36,958	80,591	104,920	116,554	123,211
Other consumer	5.95	14,890	19,395	6,278	12,814	8,381
Total	6.38%	$166,080	$439,473	$385,041	$515,354	$671,018

	For the Three Months Ended
	December 31,			September 30,		June 30,	March 31,		December 31,
	2022			2022		2022	2022		2021
	Average Yield
Loan originations:
Commercial	6.32%	$539,949		$356,726		$645,863	$816,517		$780,464
Residential real estate	5.48	101,530	(2)	129,808		173,365	192,721	(2)	195,942	(2)
Other consumer	5.28	42,624		57,254		16,253	12,718		12,552
Total	6.13%	$684,103		$543,788		$835,481	$1,021,956		$988,958
Loans sold		$2,340		$9,425	(3)	$—	$703	(4)	$649
(1)Loan pipeline includes loans approved but not funded.
(2)Excludes residential real estate loan pool purchases of $9.9 million, $161.7 million and $82.2 million for the three months ended December 31, 2022, March 31, 2022 and December 31, 2021, respectively.
(3)Excludes the sale of a small business administration loan of $1.2 million for the three months ended September 30, 2022.
(4)Excludes the sale of higher risk commercial loans of $12.0 million for the three months ended March 31, 2022.

DEPOSITS	At
	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
Type of Account
Non-interest-bearing	$2,101,308	$2,325,547	$2,312,126	$2,444,833	$2,412,056
Interest-bearing checking	3,829,683	3,909,864	3,696,067	4,287,745	4,201,736
Money market	714,386	749,229	716,782	811,588	736,090
Savings	1,487,809	1,570,472	1,606,534	1,624,751	1,607,933
Time deposits	1,542,020	1,404,357	1,499,975	887,316	775,001
Total deposits	$9,675,206	$9,959,469	$9,831,484	$10,056,233	$9,732,816

OceanFirst Financial Corp.
ASSET QUALITY
(dollars in thousands)

ASSET QUALITY	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
Non-performing loans:
Commercial real estate - investor	$10,483	$9,866	$2,609	$3,575	$3,614
Commercial real estate - owner-occupied	4,025	1,976	8,233	9,632	11,904
Commercial and industrial	331	321	364	2,830	277
Residential real estate	5,969	5,958	5,846	7,047	6,114
Other consumer	2,457	3,377	3,701	3,841	3,585
Total non-performing loans	23,265	21,498	20,753	26,925	25,494
Other real estate owned	—	—	—	106	106
Total non-performing assets	$23,265	$21,498	$20,753	$27,031	$25,600
Delinquent loans 30 to 89 days	$14,148	$11,846	$9,558	$18,691	$14,546
Troubled debt restructuring (“TDR”):
Non-performing (included in total non-performing loans above)	$6,361	$10,047	$10,493	$11,914	$11,311
Performing	7,530	6,065	6,946	7,716	12,320
Total TDRs	$13,891	$16,112	$17,439	$19,630	$23,631
Allowance for loan credit losses	$56,824	$53,521	$52,061	$50,598	$48,850
Allowance for loan credit losses as a percent of total loans receivable (1)	0.57%	0.55%	0.55%	0.56%	0.57%
Allowance for loan credit losses as a percent of total non-performing loans (1)	244.25	248.96	250.86	187.92	191.61
Non-performing loans as a percent of total loans receivable	0.23	0.22	0.22	0.30	0.30
Non-performing assets as a percent of total assets	0.18	0.17	0.17	0.22	0.22
Supplemental PCD and non-performing loans
PCD loans, net of allowance for loan credit losses	$27,129	$29,249	$35,227	$37,032	$41,817
Non-performing PCD loans	3,944	3,043	3,529	3,745	6,546
Delinquent PCD and non-performing loans 30 to 89 days	3,657	1,434	1,381	2,749	1,000
TDR PCD loans	765	715	997	1,033	337
Asset quality, excluding PCD loans (2)
Non-performing loans	19,321	18,455	17,224	23,180	18,948
Non-performing assets	19,321	18,455	17,224	23,286	19,054
Delinquent loans 30 to 89 days (excludes non-performing loans)	10,491	10,412	8,177	15,942	13,546
TDRs	13,126	15,397	16,442	18,597	23,294
Allowance for loan credit losses as a percent of total non-performing loans (1)	294.10%	290.01%	302.26%	218.28%	257.81%
Non-performing loans as a percent of total loans receivable	0.19	0.19	0.18	0.25	0.22
Non-performing assets as a percent of total assets	0.15	0.15	0.14	0.19	0.16
(1)Loans acquired from prior bank acquisitions were recorded at fair value. The net unamortized credit and PCD marks on these loans, not reflected in the allowance for loan credit losses, was $11.4 million, $13.6 million, $15.5 million, $16.9 million, and $18.9 million at December 31, 2022, September 30, 2022, June 30, 2022, March 31, 2022, and December 31, 2021, respectively.
(2)All balances and ratios exclude PCD loans.

NET LOAN RECOVERIES (CHARGE-OFFS)	For the Three Months Ended
	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
Net loan recoveries (charge-offs):
Loan charge-offs	$(138)	$(5)	$(287)	$(143)	$(92)
Recoveries on loans	143	257	278	235	111
Net loan recoveries (charge-offs)	$5	$252	$(9)	$92	$19
Net loan recoveries (charge-offs) to average total loans (annualized)	NM*	NM*	—%	NM*	NM*
Net loan recoveries (charge-offs) detail:
Commercial	$(46)	$117	$154	$25	$(24)
Residential real estate	9	44	(47)	94	21
Other consumer	42	91	(116)	(27)	22
Net loan recoveries (charge-offs)	$5	$252	$(9)	$92	$19
* Not meaningful as amounts are net loan recoveries.

OceanFirst Financial Corp.
ANALYSIS OF NET INTEREST INCOME

	For the Three Months Ended
	December 31, 2022			September 30, 2022			December 31, 2021
(dollars in thousands)	Average Balance	Interest	Average Yield/ Cost (1)	Average Balance	Interest	Average Yield/ Cost (1)	Average Balance	Interest	Average Yield/ Cost (1)
Assets:
Interest-earning assets:
Interest-earning deposits and short-term investments	$70,023	$634	3.59%	$65,648	$336	2.03%	$698,652	$300	0.17%
Securities (2)	1,764,764	12,597	2.83	1,748,687	10,022	2.27	1,710,143	6,765	1.57
Loans receivable, net (3)
Commercial	6,715,896	88,991	5.26	6,509,515	74,309	4.53	5,635,642	57,829	4.07
Residential real estate	2,841,073	24,532	3.45	2,791,067	22,818	3.27	2,430,635	20,454	3.37
Other consumer	262,911	3,523	5.32	256,638	3,014	4.66	273,007	3,109	4.52
Allowance for loan credit losses, net of deferred loan costs and fees	(48,776)	—	—	(44,773)	—	—	(41,889)	—	—
Loans receivable, net	9,771,104	117,046	4.76	9,512,447	100,141	4.18	8,297,395	81,392	3.89
Total interest-earning assets	11,605,891	130,277	4.46	11,326,782	110,499	3.88	10,706,190	88,457	3.28
Non-interest-earning assets	1,228,520			1,191,173			1,247,420
Total assets	$12,834,411			$12,517,955			$11,953,610
Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Interest-bearing checking	$3,989,403	4,911	0.49%	$3,873,968	2,671	0.27%	$4,249,001	2,851	0.27%
Money market	738,637	917	0.49	793,230	721	0.36	790,471	282	0.14
Savings	1,539,175	285	0.07	1,603,147	187	0.05	1,611,522	141	0.03
Time deposits	1,486,410	7,312	1.95	1,467,297	5,659	1.53	819,025	1,736	0.84
Total	7,753,625	13,425	0.69	7,737,642	9,238	0.47	7,470,019	5,010	0.27
FHLB advances	632,207	6,475	4.06	352,392	2,208	2.49	—	—	—
Securities sold under agreements to repurchase	88,191	41	0.18	96,147	35	0.14	132,520	50	0.15
Other borrowings	195,167	3,848	7.82	194,755	3,053	6.22	228,980	2,811	4.87
Total borrowings	915,565	10,364	4.49	643,294	5,296	3.27	361,500	2,861	3.14
Total interest-bearing liabilities	8,669,190	23,789	1.09	8,380,936	14,534	0.69	7,831,519	7,871	0.40
Non-interest-bearing deposits	2,221,884			2,328,700			2,467,588
Non-interest-bearing liabilities	378,481			266,564			134,527
Total liabilities	11,269,555			10,976,200			10,433,634
Stockholders’ equity	1,564,856			1,541,755			1,519,976
Total liabilities and equity	$12,834,411			$12,517,955			$11,953,610
Net interest income		$106,488			$95,965			$80,586
Net interest rate spread (4)			3.37%			3.19%			2.88%
Net interest margin (5)			3.64%			3.36%			2.99%
Total cost of deposits (including non-interest-bearing deposits)			0.53%			0.36%			0.20%

(footnotes on following page)

(continued)

	For the Year Ended
	December 31, 2022			December 31, 2021
(dollars in thousands)	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost
Assets:
Interest-earning assets:
Interest-earning deposits and short-term investments	$72,913	$1,106	1.52%	$969,982	$1,258	0.13%
Securities (2)	1,792,598	39,683	2.21	1,517,649	25,597	1.69
Loans receivable, net (3)
Commercial	6,386,755	287,044	4.49	5,362,265	221,144	4.12
Residential real estate	2,724,398	91,432	3.36	2,309,790	79,696	3.45
Other consumer	256,912	11,910	4.64	298,193	14,397	4.83
Allowance for loan credit losses, net of deferred loan costs and fees	(44,446)	—	—	(48,637)	—	—
Loans receivable, net	9,323,619	390,386	4.19	7,921,611	315,237	3.98
Total interest-earning assets	11,189,130	431,175	3.85	10,409,242	342,092	3.29
Non-interest-earning assets	1,200,725			1,260,079
Total assets	$12,389,855			$11,669,321
Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Interest-bearing checking	$4,063,716	11,344	0.28%	$3,878,465	13,400	0.35%
Money market	764,837	2,234	0.29	769,157	1,105	0.14
Savings	1,597,648	758	0.05	1,581,472	631	0.04
Time deposits	1,167,499	16,685	1.43	985,328	10,074	1.02
Total	7,593,700	31,021	0.41	7,214,422	25,210	0.35
FHLB advances	389,750	10,365	2.66	—	—	—
Securities sold under agreements to repurchase	101,377	159	0.16	134,939	253	0.19
Other borrowings	203,117	12,153	5.98	228,600	11,291	4.94
Total borrowings	694,244	22,677	3.27	363,539	11,544	3.18
Total interest-bearing liabilities	8,287,944	53,698	0.65	7,577,961	36,754	0.49
Non-interest-bearing deposits	2,319,657			2,429,547
Non-interest-bearing liabilities	239,861			151,950
Total liabilities	10,847,462			10,159,458
Stockholders’ equity	1,542,393			1,509,863
Total liabilities and equity	$12,389,855			$11,669,321
Net interest income		$377,477			$305,338
Net interest rate spread (4)			3.20%			2.80%
Net interest margin (5)			3.37%			2.93%
Total cost of deposits (including non-interest-bearing deposits)			0.31%			0.26%
(1)    Average yields and costs are annualized.
(2)    Amounts represent debt and equity securities, including FHLB and Federal Reserve Bank stock, and are recorded at average amortized cost, net of allowance for securities credit losses.
(3)    Amount is net of deferred loan costs and fees, undisbursed loan funds, discounts and premiums and allowance for loan credit losses, and includes loans held for sale and non-performing loans.
(4)    Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(5)    Net interest margin represents net interest income divided by average interest-earning assets.

OceanFirst Financial Corp.
SELECTED QUARTERLY FINANCIAL DATA
(in thousands, except per share amounts)

	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
Selected Financial Condition Data:
Total assets	$13,103,896	$12,683,453	$12,438,653	$12,164,945	$11,739,616
Debt securities available-for-sale, at estimated fair value	457,648	470,300	507,276	546,470	568,255
Debt securities held-to-maturity, net of allowance for securities credit losses	1,221,138	1,027,712	1,068,034	1,099,514	1,139,193
Equity investments	102,037	81,722	75,269	93,888	101,155
Restricted equity investments, at cost	109,278	77,556	76,047	56,704	53,195
Loans receivable, net of allowance for loan credit losses	9,868,718	9,672,488	9,380,688	9,065,679	8,583,352
Deposits	9,675,206	9,959,469	9,831,484	10,056,233	9,732,816
Federal Home Loan Bank advances	1,211,166	514,200	488,750	75,002	—
Securities sold under agreements to repurchase and other borrowings	264,500	291,203	300,149	312,178	347,910
Total stockholders’ equity	1,585,464	1,540,216	1,521,432	1,519,334	1,516,553

	For the Three Months Ended
	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
Selected Operating Data:
Interest income	$130,277	$110,499	$99,416	$90,983	$88,457
Interest expense	23,789	14,534	8,619	6,756	7,871
Net interest income	106,488	95,965	90,797	84,227	80,586
Credit loss expense (benefit)	3,647	1,016	1,254	1,851	(1,573)
Net interest income after credit loss expense (benefit)	102,841	94,949	89,543	82,376	82,159
Other income (excluding net gain (loss) on equity investments)	10,364	11,788	15,619	11,638	10,662
Net gain (loss) on equity investments	17,187	3,362	(8,078)	(2,786)	(1,252)
Operating expenses (excluding merger related and branch consolidation expense (benefit), net)	59,341	59,045	57,919	55,128	57,097
Branch consolidation expense (benefit), net	111	(346)	546	402	7,286
Merger related expenses	276	298	196	1,965	451
Income before provision for income taxes	70,664	51,102	38,423	33,733	26,735
Provision for income taxes	17,353	12,298	8,940	7,974	4,078
Net income	53,311	38,804	29,483	25,759	22,657
Net income attributable to non-controlling interest	39	193	522	—	—
Net income attributable to OceanFirst Financial Corp.	$53,272	$38,611	$28,961	$25,759	$22,657
Net income available to common stockholders	$52,268	$37,607	$27,957	$24,755	$21,653
Diluted earnings per share	$0.89	$0.64	$0.47	$0.42	$0.37
Net accretion/amortization of purchase accounting adjustments included in net interest income	$2,278	$2,004	$2,196	$2,953	$3,610

(continued)

	At or For the Three Months Ended
	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
Selected Financial Ratios and Other Data (1) (2):
Performance Ratios (Annualized):
Return on average assets (3)	1.62%	1.19%	0.92%	0.84%	0.72%
Return on average tangible assets (3) (4)	1.68	1.24	0.96	0.88	0.75
Return on average stockholders' equity (3)	13.25	9.68	7.31	6.57	5.65
Return on average tangible stockholders' equity (3) (4)	19.85	14.62	11.08	9.94	8.59
Return on average tangible common equity (3) (4)	20.97	15.47	11.72	10.52	9.09
Stockholders' equity to total assets	12.10	12.14	12.23	12.49	12.92
Tangible stockholders' equity to tangible assets (4)	8.47	8.38	8.39	8.60	8.89
Tangible common equity to tangible assets (4)	8.03	7.92	7.92	8.13	8.40
Net interest rate spread	3.37	3.19	3.18	3.08	2.88
Net interest margin	3.64	3.36	3.29	3.18	2.99
Operating expenses to average assets	1.85	1.87	1.92	1.95	2.15
Efficiency ratio (5)	44.56	53.10	59.65	61.77	72.04
Loans-to-deposits	102.50	97.60	95.90	90.60	88.60

	At or For the Year Ended December 31,
	2022	2021
Performance Ratios:
Return on average assets (3)	1.15%	0.91%
Return on average tangible assets (3) (4)	1.20	0.95
Return on average stockholders' equity (3)	9.24	7.02
Return on average tangible stockholders' equity (3) (4)	13.96	10.73
Return on average tangible common equity (3) (4)	14.76	11.37
Net interest rate spread	3.20	2.80
Net interest margin	3.37	2.93
Operating expenses to average assets	1.90	1.94
Efficiency ratio (5)	53.80	63.50

(continued)

	At or For the Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2022	2022	2022	2022	2021
Trust and Asset Management:
Wealth assets under administration and management (“AUA/M”)	$324,066	$273,815	$279,222	$296,818	$287,404
Nest Egg AUA/M	403,538	402,256	398,344	415,478	428,558
Total AUA/M	727,604	676,071	677,566	712,296	715,962
Per Share Data:
Cash dividends per common share	$0.20	$0.20	$0.17	$0.17	$0.17
Stockholders’ equity per common share at end of period	26.81	26.04	25.73	25.58	25.63
Tangible common equity per common share at end of period (4)	17.08	16.30	15.96	15.94	15.93
Common shares outstanding at end of period	59,144,128	59,138,507	59,130,236	59,388,983	59,175,046
Preferred shares outstanding at end of period	57,370	57,370	57,370	57,370	57,370
Number of full-service customer facilities:	38	38	38	38	47
Quarterly Average Balances
Total securities	$1,764,764	$1,748,687	$1,811,869	$1,846,452	$1,710,143
Loans receivable, net	9,771,104	9,512,447	9,204,583	8,796,861	8,297,395
Total interest-earning assets	11,605,891	11,326,782	11,083,892	10,732,139	10,706,190
Total goodwill and core deposit intangible	520,400	521,566	522,666	518,106	519,401
Total assets	12,834,411	12,517,955	12,251,985	11,947,210	11,953,610
Time deposits	1,486,410	1,467,297	937,387	767,709	819,025
Total deposits (including non-interest-bearing deposits)	9,975,509	10,066,342	9,665,200	9,944,352	9,937,607
Total borrowings	915,565	643,294	837,164	375,578	361,500
Total interest-bearing liabilities	8,669,190	8,380,936	8,174,240	7,918,133	7,831,519
Non-interest bearing deposits	2,221,884	2,328,700	2,328,124	2,401,797	2,467,588
Stockholders’ equity	1,564,856	1,541,755	1,534,721	1,527,839	1,519,976
Tangible stockholders’ equity (4)	1,044,456	1,020,189	1,012,055	1,009,733	1,000,575
Quarterly Yields and Costs
Total securities	2.83%	2.27%	1.90%	1.86%	1.57%
Loans receivable, net	4.76	4.18	3.95	3.79	3.89
Total interest-earning assets	4.46	3.88	3.60	3.43	3.28
Time deposits	1.95	1.53	0.97	0.77	0.84
Total cost of deposits (including non-interest-bearing deposits)	0.53	0.36	0.18	0.16	0.20
Total borrowed funds	4.49	3.27	2.06	2.93	3.14
Total interest-bearing liabilities	1.09	0.69	0.42	0.35	0.40
Net interest spread	3.37	3.19	3.18	3.08	2.88
Net interest margin	3.64	3.36	3.29	3.18	2.99
(1)    With the exception of end of quarter ratios, all ratios are based on average daily balances.
(2)    Performance ratios for each period are presented on a GAAP basis and include non-core operations. Refer to “Non-GAAP Reconciliation.”
(3)    Ratios for each period are based on net income available to common stockholders.
(4) Tangible stockholders’ equity and tangible assets exclude intangible assets related to goodwill and core deposit intangible. Tangible common equity excludes goodwill, core deposit intangible and preferred equity. Refer to “Non-GAAP Reconciliation.”
(5)    Efficiency ratio represents the ratio of operating expenses to the aggregate of other income and net interest income.

OceanFirst Financial Corp.
OTHER ITEMS
(dollars in thousands, except per share amounts)

NON-GAAP RECONCILIATION

	For the Three Months Ended
	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
Core Earnings:
Net income available to common stockholders (GAAP)	$52,268	$37,607	$27,957	$24,755	$21,653
Add (less) non-recurring and non-core items:
Merger related expenses	276	298	196	1,965	451
Branch consolidation expense (benefit), net (1)	111	(346)	546	402	7,286
Net (gain) loss on equity investments	(17,187)	(3,362)	8,078	2,786	1,252
Income tax expense (benefit) on items	4,060	824	(2,132)	(1,141)	(2,144)
Core earnings (Non-GAAP)	$39,528	$35,021	$34,645	$28,767	$28,498
Income tax expense	$17,353	$12,298	$8,940	$7,974	$4,078
Credit loss expense (benefit)	3,647	1,016	1,254	1,851	(1,573)
Less: income tax expense (benefit) on non-core items	4,060	824	(2,132)	(1,141)	(2,144)
Core earnings PTPP (Non-GAAP)	$56,468	$47,511	$46,971	$39,733	$33,147
Core diluted earnings per share	$0.67	$0.60	$0.59	$0.49	$0.48
Core earnings PTPP diluted earnings per share	$0.96	$0.81	$0.80	$0.67	$0.56

Core Ratios (Annualized):
Return on average assets	1.22%	1.11%	1.13%	0.98%	0.95%
Return on average tangible stockholders’ equity	15.01	13.62	13.73	11.55	11.30
Return on average tangible common equity	15.86	14.40	14.53	12.23	11.96
Efficiency ratio	50.78	54.80	54.43	57.51	62.57
(1) Includes $2.0 million of gains related to the sale of two branches for the three months ended December 31, 2021.

(continued)

	For the Years Ended December 31,
	2022	2021
Core Earnings:
Net income available to common stockholders (GAAP)	$142,587	$106,060
Add (less) non-recurring and non-core items:
Merger related expenses	2,735	1,503
Branch consolidation expense, net (1)	713	12,337
Net gain on equity investments	(9,685)	(7,145)
Income tax expense (benefit) on items	1,611	(1,590)
Core earnings (Non-GAAP)	$137,961	$111,165
Income tax expense	$46,565	$32,165
Credit loss expense (benefit)	7,768	(11,832)
Less: income tax expense (benefit) on non-core items	1,611	(1,590)
Core earnings PTPP (Non-GAAP)	$190,683	$133,088
Core diluted earnings per share	$2.34	$1.86
Core earnings PTPP diluted earnings per share	$3.24	$2.23

Core Ratios:
Return on average assets	1.11%	0.95%
Return on average tangible stockholders’ equity	13.50	11.25
Return on average tangible common equity	14.28	11.92
Efficiency ratio	54.21	60.84
(1) Includes $2.0 million of gains related to the sale of two branches for the year ended December 31, 2021.

(continued)

	December 31,	September 30,	June 30,	March 31,	December 31,
	2022	2022	2022	2022	2021
Tangible Equity:
Total stockholders' equity	$1,585,464	$1,540,216	$1,521,432	$1,519,334	$1,516,553
Less:
Goodwill	506,146	506,146	506,146	500,319	500,319
Core deposit intangible	13,497	14,656	15,827	17,005	18,215
Tangible stockholders’ equity	1,065,821	1,019,414	999,459	1,002,010	998,019
Less:
Preferred stock	55,527	55,527	55,527	55,527	55,527
Tangible common equity	$1,010,294	$963,887	$943,932	$946,483	$942,492

Tangible Assets:
Total assets	$13,103,896	$12,683,453	$12,438,653	$12,164,945	$11,739,616
Less:
Goodwill	506,146	506,146	506,146	500,319	500,319
Core deposit intangible	13,497	14,656	15,827	17,005	18,215
Tangible assets	$12,584,253	$12,162,651	$11,916,680	$11,647,621	$11,221,082

Tangible stockholders' equity to tangible assets	8.47%	8.38%	8.39%	8.60%	8.89%
Tangible common equity to tangible assets	8.03%	7.92%	7.92%	8.13%	8.40%

(continued)
SUPPLEMENTAL INFORMATION ON TRIDENT

	For the Three Months Ended,		For the Year Ended,
	December 31, 2022	September 30, 2022	December 31, 2022
GAAP Measures:
Net interest income	$106,488	$95,965	$377,477
Other income	27,551	15,150	59,094
Total income	134,039	111,115	436,571
Less: income attributable to Trident (1)	2,617	3,259	10,387
Total income, excluding Trident	131,422	107,856	426,184

Total operating expense	59,728	58,997	234,881
Less: expense attributable to Trident (2)	2,519	2,777	8,502
Total operating expense, excluding Trident	57,209	56,220	226,379

Efficiency ratio	44.56%	53.10%	53.80%
Efficiency ratio, excluding Trident	43.53	52.13	53.12

Core Measures (non-GAAP):
Net interest income	$106,488	$95,965	$377,477
Other income	10,364	11,788	49,409
Total income	116,852	107,753	426,886
Less: income attributable to Trident (1)	2,617	3,259	10,387
Total core income, excluding Trident	114,235	104,494	416,499

Core operating expense	59,341	59,045	231,433
Less: expense attributable to Trident (2)	2,519	2,777	8,502
Total operating expense, excluding Trident	56,822	56,268	222,931

Core efficiency ratio	50.78%	54.80%	54.21%
Core efficiency ratio, excluding Trident	49.74	53.85	53.52
(1)    Trident title-related activity is primarily included in fees and service charges in the Consolidated Statements of Income.
(2)    Trident operating expenses are primarily included in compensation and employee benefits and other operating expenses in the Consolidated Statements of Income.